Exhibit 10.22

November 1, 2021

VIA EMAIL

Andrew Drechsler

Dear Andy:

This letter agreement (this “Agreement”) confirms the terms of the remainder of your employment with Provention Bio, Inc. (the “Company”) and your engagement as a consultant by the Company, as follows:

1.	Transition Period.

(a) Transition. Subject to earlier termination as provided herein, from the date hereof through December 31, 2021 (the actual date of your termination of employment, the “Separation Date”), you will continue to serve as the Company’s Chief Financial Officer; provided that, on and after such date as a new Chief Financial Officer commences employment with the Company, you will serve as Special Advisor to the Chief Executive Officer of the Company (the “CEO”) and the Chief Financial Officer of the Company. From the date hereof until the Separation Date, the terms of the First Amended Employment Agreement between you and the Company, effective June 9, 2020 (the “Employment Agreement”) shall continue in effect, except as expressly modified by this Agreement. You acknowledge and agree that nothing contained in this Agreement shall give rise to a claim for “Good Reason” (as defined in the Employment Agreement) under the Employment Agreement. On the Separation Date, you will be deemed to resign from any and all: (i) officer positions you hold with the Company or any of its Affiliates (as defined in the Employment Agreement), if any; (ii) memberships you hold on any boards of directors, boards of managers or other governing boards or bodies of the Company or any of its Affiliates, if any; and (iii) memberships you hold on any of the committees of any such boards or bodies. Subject to earlier termination as provided for herein, from the Separation Date until June 30, 2022 (the actual period of such consulting services, the “Consulting Period”), you will serve as a non-employee consultant to the Company on the terms and conditions set forth in this Agreement.

(b) Duties and Responsibilities. From the date hereof until the Separation Date, you will continue to perform your current duties for so long as you remain Chief Financial Officer of the Company and will perform such duties as may be reasonably assigned to you from time to time by the CEO or his designee, including, without limitation, using best efforts in providing the services listed on Appendix A hereto. You will at all times continue to devote your best efforts to the Company and comply with the Company’s policies in accordance with the terms of the Employment Agreement.

(c) Compensation, Benefits and Reimbursements. From the date hereof until the Separation Date, you will continue to receive your base salary, payable at the rate in effect as of the date hereof ($437,800 per year) and in accordance with the Company’s regular payroll practices, and to participate in all employee benefit plans and programs of the Company in accordance with the terms of those plans and programs. You will be eligible to receive an annual bonus in respect of the Company’s 2021 fiscal year, based on achievement of the performance objectives established by the Compensation Committee of the Board of Directors of the Company and payable at the same time as bonuses are generally paid to other executives of the Company. In addition, for so long as you are employed or providing services to the Company hereunder, the Company will pay or reimburse you, in accordance with the Company’s reimbursements procedures and practices in effect from time to time, for all reasonable business expenses incurred by you in the performance of your duties and responsibilities to the Company; provided that you submit on a timely basis such documentation and substantiation of those expenses as the Company may require from time to time.

(d) Equity Awards. Exhibit A hereto sets forth a list of all outstanding stock options previously granted to you by the Company (the “Equity Awards”). Equity Awards that vest solely based on the passage of time will continue to vest in accordance with their terms, as set forth in the Company’s 2017 Stock Incentive Plan and the award agreements between you and the Company evidencing such awards (collectively, the “Equity Documents”), from the date hereof until the end of the Consulting Period and, to the extent vested and exercisable, will remain outstanding and exercisable for a period of twelve (12) months following the end of the Consulting Period (but not later than the original term of such Equity Awards). Equity Awards that vest based on the achievement of performance metrics, to the extent unvested as of the Separation Date, will be forfeited on the Separation Date as set forth on Exhibit A hereto. All Equity Awards that are outstanding and unvested as of the last day of the Consulting Period will be forfeited on such date. You acknowledge and agree that any Equity Award that is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) that is exercised more than three months following the Separation Date will be treated as a non-qualified stock option. Nothing herein, however, constitutes tax advice to you and you are urged to consult your own independent tax advisors regarding the tax treatment of any Equity Awards that you hold.

2.	Employment Termination.

(a) Resignation. On the date that the Company’s new Chief Financial Officer commences employment, you will be deemed to resign your position as Chief Financial Officer of the Company. On the Separation Date, you will be deemed to resign your position as Special Advisor to the CEO and Chief Financial Officer, shall terminate employment with the Company and shall be deemed to resign from all other positions you hold with the Company, as provided under Section 1(a) of this Agreement.

(b) Final Compensation. You will receive, in accordance with the provisions of the Employment Agreement, the Accrued Obligations (as defined in the Employment Agreement). You acknowledge and agree that, upon a termination of your employment on December 31, 2021, you shall not be entitled to any severance payments or benefits under Section 4.1(d) of the Employment Agreement and shall only be entitled to the Accrued Obligations.

(c) Employee Benefits. Except for any right you may have to continue participation in the Company’s health, dental and vision plans under applicable law, which will be communicated to you under separate cover, or as set forth in this Agreement, your active participation in all employee benefit plans and programs of the Company will terminate as of the Separation Date in accordance with the terms of those plans and programs. Nothing in this Agreement will affect any vested rights you may have under the Company’s benefit plans and programs.

(d) No Further Compensation. You acknowledge and agree that the payments and benefits described in Section 2(b) are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided or otherwise, through the Separation Date, and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you.

(e) Release of Claims. In consideration of your continued service to the Company following the Separation Date as contemplated hereunder, the payments and benefits set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you agree to execute and return to the Company a release of claims in the form attached as Exhibit B to this Agreement (a “Release”) within the time period specified therein (but in no event prior to the Separation Date). The execution and non-revocation of such Release is a condition to the receipt of the benefits provided under Section 3 of this Agreement.

3.	Consulting Engagement.

(a) Services. During the Consulting Period, you will be engaged to provide consulting services to the Company relating to assisting and advising the new Chief Financial Officer and the Finance Department and such other services as may from time to time be requested by the Company. Your consulting services shall be provided remotely or at the Company’s offices. During the Consulting Period you will report to the CEO or his designee. You and the Company anticipate that (i) during the portion of the Consulting Period beginning on January 1, 2022 and ending on March 31, 2022 (the “First Consulting Period”), you will devote approximately eight (8) hours per week to the performance of the consulting services contemplated by this Agreement (but no more than 104 hours in total during the First Consulting Period) and (ii) during the portion of the Consulting Period beginning on April 1, 2022 and ending on the last day of the Consulting Period (the “Second Consulting Period”), you will devote approximately four (4) hours per week to the performance of the consulting services contemplated by this Agreement (but no more than 52 hours in total during the Second Consulting Period).

(b) Relationship of the Parties. You and the Company expressly agree that, in providing services under this Section 3 during the Consulting Period, you will be an independent contractor and will not be an employee or agent of the Company or any other member of the Company. You agree that you will have no right to make any commitments on behalf of the Company or any of its Affiliates (if any) without the express written consent of an authorized officer of the Company or its applicable Affiliate (if any).

(c) Services for Others. During the Consulting Period, you may choose to provide services for others, provided that such services do not (i) give rise to a conflict of interest or otherwise interfere with your obligations to the Company or (ii) violate the Restrictive Covenants (as defined below).

(d) Compensation. In consideration of the services that you provide to the Company under this Agreement during the Consulting Period, the Company will pay you a consulting fee at the rate of (i) $10,000 per month during the First Consulting Period and (ii) $5,000 per month during the Second Consulting Period, in each case, prorated for partial months. Any consulting fee owed to you will be paid via ACH on a monthly basis during the first week of the month following the month such fee was earned by you hereunder.

(e) Taxes, Insurance and Benefits. You acknowledge and agree that, as an independent contractor during the Consulting Period, you will be solely responsible for all insurance and for the payment of all federal, state and local income taxes, Social Security and Medicare taxes and other legally required payments on any amounts received from the Company. You also acknowledge and agree that, during the Consulting Period, neither you nor any individual claiming through you will be eligible to actively participate in or receive benefits under any of the employee benefit plans, programs and arrangements maintained by the Company, other than as expressly provided in this Agreement as it relates to the Equity Awards.

4.	Early Termination.

(a) Early Termination of Employment. It is expected that your employment with the Company will continue until December 31, 2021. If your employment terminates prior to December 31, 2021 for any reason, your right to severance payments and benefits, if any, the terms and conditions of such severance payments and benefits and any notice requirements applicable to you and the Company will be as set forth in the Employment Agreement.

(b) Early Termination of Consulting Period. It is expected that the period of your consulting services with the Company will continue until June 30, 2022. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company may terminate your service for Cause (as defined in the Employment Agreement) immediately upon notice to you and you or the Company may terminate your service for any reason upon ninety (90) days’ written notice to the Company. In the event a termination of your consulting service occurs prior to June 30, 2022, you will receive any earned but unpaid consulting fees through the date of such termination, which shall be paid to you within thirty (30) days of such termination, and shall not be entitled to any other termination or severance payments or benefits.

5.            Withholding. Without limiting the provisions of Section 3(e) of this Agreement, the Company shall have the right to withhold from all payments made under this Agreement or otherwise paid or provided to you in respect of your employment with the Company any taxes or any other amounts required to be withheld by the Company under applicable law, which amounts may be withheld in the discretion of the Company from any amounts payable under this Agreement.

6.	Continuing Obligations, Cooperation, Non-Disparagement.

(a) You acknowledge and agree that the restrictive covenants set forth in Sections 4.6 and 4.7 of the Employment Agreement and in the Employee Non-Disclosure and Invention Assignment Agreement between you and the Company, dated as of September 21, 2017 (the “NDIAA”) (the restrictive covenants in favor the Company or any of its Affiliates to which you are bound, the “Restrictive Covenants”), shall continue to apply in accordance with their terms. You further acknowledge and agree that the confidentiality and other provisions contained in the NDIAA shall continue to apply during the Consulting Period as if you had remained employed by the Company.

(b) You agree to cooperate with the Company and its Affiliates with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement, which such agreement to cooperate shall survive the termination of your service hereunder. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

(c) You agree that you will not, directly or indirectly, at any time disparage or criticize the Company, any of its Affiliates, or any of their respective management, businesses, products or services, or any of the other Released Parties (as defined below). The Company agrees (i) to instruct its officers and directors as of the Separation Date not to disparage or criticize you and (ii) not to disparage you in any authorized corporate communications to any third parties.

7.	Section 409A.

(a) This Agreement and the payments and benefits provided hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Code, and shall be construed consistently with that intent. Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to be exempt from, or comply with, the requirements of Section 409A of the Code. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(b) Any reimbursement for expenses payable to you hereunder that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(c) If you are a “specified employee” (as defined below) at the time of your “separation from service” (as defined below), any payments or benefits that are payable under this Agreement or otherwise on account of your separation from service that would (but for this provision) be payable within six (6) months following the date of such separation from service, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury Regulations (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Section 1.409A-1(a)(5) of the Treasury Regulations; or (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.

(d) For purposes of this Agreement, the term “separation from service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations (after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations.

8.            Miscellaneous. This Agreement constitutes the entire agreement between you and the Company, and replaces all prior and contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement and all related matters; it being understood, for the avoidance of doubt, that the Restrictive Covenants shall remain in effect in accordance with their terms. This Agreement may not be amended and no breach will be deemed waived unless agreed to in a signed writing by you and an authorized officer of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This is a New Jersey contract and shall be governed and construed in accordance with the laws of New Jersey, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. The governing law and jurisdiction provisions of the Employment Agreement shall apply to this Agreement. This Agreement may be executed in separate counterparts (including by electronically delivered .pdf files or copies of manually signed signature pages), each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

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If the foregoing is acceptable to you, please sign this letter in the space provided and return it to the Company. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

PROVENTION BIO, INC.

By:	/s/: Ashleigh Palmer
Ashleigh Palmer
Chief Executive Officer

Date:	11/01/2021

Accepted and agreed:

/s/: Andrew Drechsler
Andrew Drechsler

Date:	11/01/2021

[Signature Page to Transition Agreement]